Exhibit 99(a)(6)

Recommended cash offer for Alcan by Rio Tinto

Offer highlights

•                  Compelling all cash offer of US$101 per common share for Alcan’s shareholders

•                  Total equity consideration of US$38.1 billion

•                  Unanimously recommended by the Alcan Board of Directors

•                  Consistent with Rio’s strategy of investing in high quality, long life, low cost assets

•                  Strong financial rationale – expected to be earnings, cashflow accretive and NPV positive

•                  Adds further diversity and balance to Rio’s asset portfolio

Creating a global leader in aluminium

•                  Number one in aluminium based on current production

•                  Number one in bauxite based on current production

•                  Clear pathway to becoming number one in Alumina

•                  Strong growth pipeline through the value chain

•                  Distinct and sustainable cost advantage in aluminium supported by access to hydro power

•                  Alcan’s smelting technology is the industry benchmark

(a) Rusal includes Sual and Glencore assets

Source: 2006 attributable production from Brook Hunt, adjusted for merger and acquisition activity Alcoa includes 60% of AWAC, Alumina includes 40% of AWAC

Attractions of aluminium

•                  Fast growing demand – 7.7% annual global demand growth over the last four years

•                  Wide range of applications at all stages of economic development

•                  Use in construction driven by urbanisation in developing countries

•                  Use in development of power infrastructure

•                  Increasing penetration of transport sector

•                  China demand growth over the next five years forecast at 15% per year

•                  Environmental advantages: easily and efficiently recyclable

Management Structure

•                  Three Alcan directors to join Rio Tinto’s Board including Alcan CEO Richard Evans

•                  Richard Evans to become head of renamed Rio Tinto Product Group reporting directly to Rio Tinto CEO, Tom Albanese

•                  Rio Tinto / Alcan headquarters in Montreal

•                  Montreal to be shared services hub for Canada

•                  Bauxite and Alumina to be managed globally from Brisbane

Combined Financial Strength (d)

	Rio Tinto	Alcan (a)	Combined (b)
Revenue	US$25.4bn	US$23.6bn	US$49.0bn
EBITDA	US$12.6bn	US$3.9bn	US$16.5bn
Net debt	US$2.4bn	US$5.8bn	US$46.3bn
Net debt / EBITDA	0.2x	1.5x	2.5x
Aluminium Production, mtpa (c)	0.8	3.4	4.3
Alumina Production, mtpa (c)	3.2	5.5	8.7

(a) Alcan pre-disposal of Alcan Packaging business

(b) Net debt includes new debt raised for acquisition

(c) Rio Tinto 2006 production information from 2006 annual report. Alcan 2006 production information from 2006 annual report.

Source: Company information

(d) Pro forma financials - year ended 31 December 2006

Note: Rio Tinto 2006 EBITDA includes Rio Tinto’s share of equity accounted units. Rio Tinto 2006 audited IFRS financials from 2006 annual report.

Alcan 2006 audited US GAAP financials from 2006 10K. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto.

Pro forma 2006 EBITDA by business

Note: Rio Tinto 2006 EBITDA includes Rio Tinto’s share of equity accounted units. Rio Tinto 2006 audited IFRS financials from 2006 annual report. Alcan 2006 audited US GAAP financials from 2006 10K. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto. (a) Alcan upstream EBITDA calculated as total Alcan EBITDA less Alcan Packaging and Engineered Products Business Group Profit. Source: Company information

Pro forma 2006 assets by geography

Note: Rio Tinto based on IFRS. Alcan based on US GAAP. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto. Alcan packaging and engineered products divisions represent 14% of total assets shown and are broken down: 59% Europe, 26% USA, 4% Canada, 10% other. (a) Rio Tinto based on PP&E, intangible assets and goodwill at 31 Dec 2006, as provided by Rio Tinto. (b) Alcan assets based on Gross PP&E as of 31 Dec 2006 as provided by Alcan. (c) Other includes South America, Africa, Asia and other Pacific, and all other

A shared culture and commitment to the environment

Sustainable development is a fundamental pillar of Rio Tinto’s strategy and Alcan’s access to low carbon hydro power builds on Rio Tinto’s existing climate change and energy strategy.

Rio Tinto and Alcan have shared values and commitment to sustainable development with both recognised leaders in safety, environmental stewardship and community engagement

Rio Tinto recently announced an investment in low carbon energy through a joint venture wih BP, Hydrogen Energy.

A shared commitment to Canada

Alcan is one of the country’s leading companies, headquartered in Montreal and producing aluminium in Quebéc since 1901.

Rio Tinto has been present in Canada for over 50 years and 13 per cent of its US$23 billion assets are located in Canada. It employs more than 4,200 people in Canada

The combined global Aluminium Product Group - Rio Tinto Alcan - will be headquartered in Montreal.

About Rio Tinto

Rio Tinto is a leading international mining group headquartered in the UK, combining Rio Tinto plc, a London listed public company, and Rio Tinto Limited, which is listed on the Australian Securities Exchange. The Group comprises 30 businesses in 20 countries and employs 35,000 people.

Rio Tinto’s business is finding, mining and processing mineral resources. Major products are aluminium, copper, diamonds, energy (coal and uranium), gold, industrial minerals (borates, titanium dioxide, salt, talc), and iron ore.

For more information visit: www.riotinto.com

About Alcan

Alcan is a leading supplier of bauxite, alumina and aluminium, and a major provider of engineered and packaging materials. It comprises four business groups – Bauxite and Alumina, Primary Metal, Engineered Products and Packaging.

There are 470 facilities in 56 countries and regions with around 69,000 employees. With a head office in Montreal, it is a public company traded on the Toronto, New York, London, Paris and Swiss stock exchanges.

For more information visit: www.alcan.com

An attractive global footprint

Rio Tinto & Alcan Aluminium Assets

How Rio Tinto works

The Group’s objective is to maximise the overall long term return to shareholders through a strategy of investing in large, cost competitive mines, driven by the quality of each opportunity, not the choice of commodity.

Wherever Rio Tinto operates, the health and safety of its employees is the first priority. The Group seeks to contribute to sustainable development. It works as closely as possible with host countries and communities, respecting their laws and customs and ensuring a fair share of benefits and opportunities.

For more information about Rio Tinto’s offer for Alcan, please visit: www.riotinto.com

A French translation of this communication is also available

IMPORTANT INFORMATION:

The offer to purchase all of the issued and outstanding common shares of Saturn (the “Offer”) is being made by RT Canada Acquisition Corp. (the “Offeror”), a wholly-owned indirect subsidiary of Jupiter.

This communication is for information purposes only and does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer (as the same may be varied or extended in accordance with applicable law) will be made exclusively by means of, and subject to the terms and conditions set out in, the offer and takeover bid circular to be delivered to Saturn and filed with Canadian provincial securities regulators and the United States Securities and Exchange Commission (the “SEC”) and mailed to Saturn shareholders.

The release, publication or distribution of this communication in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this communication is released, published or distributed should inform themselves about and observe such restrictions.

In connection with the Offer, Jupiter will be filing with the Canadian securities regulatory authorities and the SEC an offer and takeover bid circular as well as ancillary documents such as a letter of transmittal and a notice of guaranteed delivery and Saturn is expected to file a directors’ circular with respect to the Offer. Jupiter will also file with the SEC a Tender Offer statement on Schedule TO (the “Schedule TO”) and Saturn is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”). SHAREHOLDERS OF SATURN ARE URGED TO READ THE OFFER AND TAKEOVER BID CIRCULAR (INCLUDING THE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY), THE SCHEDULE TO (INCLUDING THE OFFER AND TAKEOVER BID CIRCULAR, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9 AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER.

The offer and takeover bid circular as well as other materials filed with the Canadian securities regulatory authorities will be available electronically without charge at www.sedar.com. The Schedule TO and the Schedule 14D-9 will be available electronically without charge at the SEC’s website, www.sec.gov, after they have been filed. Materials filed with the SEC or the Canadian securities regulatory authorities may also be obtained without charge at Jupiter’s website, www.jupiter.com.

While the Offer is being made to all holders of Saturn common shares, this communication does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Jupiter may, in its sole discretion, take such action as they may deem necessary to extend the Offer in any such jurisdiction.

The Offer will be made to holders in Belgium of shares and/or certificates admitted to trading on Euronext-Brussels (the ‘‘IDRs’’). A Belgian supplement, addressing issues specific to holders of shares and/or IDRs in Belgium (the ‘‘Belgian Supplement’’) is expected to be approved by the Belgian Banking, Finance and Insurance Commission. Once such approval has been obtained, the

1

offer and takeover bid circular can be made available in Belgium to holders of shares and/or IDRs together with the Belgian Supplement.

The Offer will be made to holders in France of shares admitted to trading on Euronext-Paris.

An announcement including the main information relating to Jupiter’s Offer documents will be prepared and released pursuant to article 231-24 of the AMF General Regulation and will contain  information relating to how and in which time limit Saturn shareholders residing in France can accept this Offer.

Forward-looking statements

This communication contains statements which constitute “forward-looking statements” about Jupiter and Saturn. Such statements include, but are not limited to, statements with regard to the outcome of the proposed Offer, any statements about cost synergies, revenue benefits or integration costs, capacity, future production and grades, projections for sales growth, estimated revenues and reserves, targets for cost savings, the construction cost of new projects, projected capital expenditures, the timing of new projects, future cash flow and debt levels, the outlook for minerals and metals prices, the outlook for economic recovery and trends in the trading environment and may be (but are not necessarily) identified by the use of phrases such as “will”, “intend”, “estimate”, “expect”, “anticipate”, “believe” and “envisage”.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and may be outside the control of Jupiter or Saturn. Actual results and developments may differ materially from those expressed or implied in such statements because of a number of factors, including the outcome of the proposed Offer, revenue benefits and cost synergies being lower than expected, integration costs being higher than expected, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Jupiter’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC or Saturn’s most recent periodic reports on Form 10-K, 10-Q or 8-K filed with the SEC (as the case may be). Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements.

Nothing in this communication should be interpreted to mean that the future earnings per share of Jupiter will necessarily match or exceed its historical published earnings per share.

Other than in accordance with their legal and regulatory obligations (including, in the case of Jupiter, under the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Services Authority), neither Jupiter nor Saturn is under any obligation and each of Jupiter and Saturn expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Pro Forma Financial Information

Pro forma financial amounts for 2006 included in this communication are derived from the published financial statements of Jupiter and Saturn for the year ended 31 December 2006. Saturn prepares its financial statements under United States generally accepted accounting principles (“US GAAP”) and Jupiter prepares its financial statements under International Financial Reporting

2

Standards (“IFRS”). US GAAP and IFRS differ in certain significant respects. For the purposes of this communication, amounts determined under US GAAP and IFRS have been aggregated without any adjustment for differences in accounting policy or application. Accordingly, pro forma information for the combined business prepared on a consistent basis under either US GAAP or under IFRS could differ significantly from the pro forma information presented herein. In addition, to this pro forma information does not constitute “Pro Forma Financial Information” as it is defined in Article 11 of Regulation S-X of the SEC.

3